Exhibit 10.1

RESEARCH GRANT AGREEMENT

This Agreement is between The Amyotrophic Lateral Sclerosis Association (hereinafter referred to as “The ALS Association”) and the Grantee named within the Grant Information Summary below. The Grantee represents the named Principal Investigator who will be responsible for the technical direction of the funded project. The Grantee will be accountable both for the appropriate use of funds awarded and for the performance of the grant-supported project or activities resulting from the application as described within Exhibit A, including work performed by any subcontractor. As a condition of this Agreement, The ALS Association and Grantee enter this Agreement by having their Authorized Representatives execute the Signature Page below.

GRANT INFORMATION SUMMARY

Grantor	The ALS Association 1275 K Street, Suite 250 Washington, DC 20005 Researchgrants@alsa-national.org (800) 782-4747
Grantee and Grantee Contact	INmune Bio, Inc. 1200 Prospect St., Suite 525 La Jolla, CA 92037 David Moss Chief Financial Officer dmoss@inmunebio.com (858) 964-3720
Principal Investigator:	CJ Barnum, Ph.D. Chief Scientific Officer cbarnum@inmunebio.com 315.263.2429
Title of Project:	Targeting solTNF-dependent inflammation in ALS with XPro1595
Type of Grant:	2019 Barnett Drug Development
Total Grant Amount: US Dollars $

For the conduct of the Research and other activities under the Research Scope of Work as set forth in this Agreement, The ALS Association shall make an award to Grantee of Five Hundred Thousand US dollars or $500,000.

Note: From the total amount awarded, grantees may not spend more than 10 percent (10%) of the total grant on indirect costs or overhead allocations.

Initial Term (Start Date and Termination Date)	02/01/2020 – 1/31/2022
Number of Months	24
Payment Schedule	See Exhibit C

SIGNATURE PAGE

As a condition of this Agreement, The ALS Association and Grantee enter this Agreement by having their Authorized Representatives sign below.

THE ALS ASSOCIATION

Calaneet Balas

President and CEO, The ALS Association

Neil Thakur, Ph.D

Executive Vice President, Mission Strategy, The ALS Association

Signature and Date:

GRANTEE: Inmune Bio, Inc.

Printed Name: David Moss

Title: CFO

Signature and Date:	/s/ David Moss	2-1-2020
David Moss

PRINCIPAL INVESTIGATOR

Printed Name: CJ Barnum, Ph.D.

Title: Director of Neuroscience

I have read and understand this Agreement. By my signature, I indicate my agreement to fulfill the role and obligations of a Principal Investigator under this Agreement.

Signature and Date:	/s/ CJ Barnum	2-3-2020
CJ Barnum

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ii

LIST OF EXHIBITS

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RECITALS

WHEREAS, The ALS Association is an entity recognized as not for profit, tax-exempt charitable organization recognized under Section 501(c)(3) of the Internal Revenue Code, and as part of its charitable purposes seeks to further develop the understanding of amyotrophic lateral sclerosis to promote the discovery of a treatment or cure for amyotrophic lateral sclerosis (“ALS”) thereby fulfilling its mission;

WHEREAS, Grantee seeks to conduct research to further develop the understanding of ALS to promote discoveries or a discovery, treatment, cure or better living standards for patients with ALS, sometimes referred to as a type of motor neuron disease (“MND”);

WHEREAS, the Principal Investigator is engaged in research regarding ALS.

WHEREAS, The ALS Association is dedicated to accelerating the development of a treatment or cure for ALS by supporting Research regarding the disease;

WHEREAS, the Principal Investigator has developed a research scope of work, as set forth in Exhibit A, and, together with Grantee, has requested funding from The ALS Association to support implementation of the Research Scope of Work at Grantee;

WHEREAS, The ALS Association has carefully evaluated the Research Scope of Work and has determined that awarding a grant to Grantee to fund the implementation of the Research Scope of Work on the terms and conditions of this Agreement will produce generalizable knowledge that will advance the understanding of ALS and/or the development of a treatment or cure therefor and will further the mission of The ALS Association; and

WHEREAS, it is the intent of the parties that Grantee, with the leadership of the Principal Investigator, engage in Research in the public interest, including by disseminating the results of the Research and other activities described in the Exhibit A to other investigators in the ALS research community and to medical professionals treating ALS patients and by making publicly available the data and/or Biospecimens to be collected and/or generated under the Research Scope of Work for purposes of further advancing research into ALS.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and premises contained in this Agreement, the parties hereto agree as follows:

1.	DEFINITIONS.

1.1	“Affiliate” shall mean any corporation or other entity that controls, is controlled by, or is under common control with, a party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting securities or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity.

1.2	“ALS” shall mean amyotrophic lateral sclerosis.

1.3	“Applicable Law” shall mean any domestic local, state or federal or any foreign or international statute, regulation, guidance, standard or other requirement applicable to the performance of the Research Scope of Work.

1.4	“The ALS Association Indemnitees” shall have the meaning set forth in Section 7.1.

1.5	“Authorized Organizational Representative” shall mean the individual, named by the applicant organization, who is authorized to act for the applicant and to assume the obligations imposed by The ALS Association and the terms of this Research Grant Agreement.

1.6	“Biospecimens” shall mean any tissue, fluid, material or matter derived from a biological source to be collected by Grantee pursuant to the IRB approved protocol.

1.7	“Code” shall mean the Internal Revenue Code of 1986, as may be amended from time to time.

1.8	“Common Rule” shall mean the Federal Policy for the Protection of Human Subjects set forth in 45 C.F.R. Part 46.

1.9	“Confidential Information” shall mean any confidential or proprietary information of a party, material and technology, written or oral, in any media or format, and all tangible and intangible embodiments thereof, owned or controlled by a party, that

(i)	is not published or otherwise in the public domain,

(ii)	is marked as “Confidential” and/or “Proprietary,” or

(iii)	by its own nature or by the circumstances surrounding its disclosure, ought, in good faith, to be treated as confidential; including, without limitation, data, Results, Protected Health Information, any patient information that has been de- identified in accordance with applicable requirements under HIPAA Intellectual Property, and any other information relating to or arising from the implementation of the Research Scope of Work subject to the provisions of Article 4.

1.10	“Control” shall mean possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with The ALS Association.

1.11	“Disclosing Party” shall have the meaning set forth in Section 4.1.

1.12	“FDA” shall mean the U.S. Food and Drug Administration.

1.13	“Governmental Authority” shall mean a domestic or foreign national, federal, state, provincial, or local governmental, regulatory or administrative authority, department, agency, commission, court, tribunal, arbitral body or self-regulated entity, or any subdivision thereof.

1.14	“Grant” shall have the meaning set forth in Section 3.1.

1.15	“Grantee Indemnitees” shall have the meaning set forth in Section 7.2.

1.16	“Grantee Intellectual Property” shall mean any and all Intellectual Property that is conceived and/or reduced to practice by Grantee as a result of performing the activities described in Exhibit A, including but not limited to the Results.

1.17	“Grantee Patents” shall mean Patents that claim Grantee Intellectual Property developed by or on behalf of Grantee in the course of performing the activities described in Exhibit A and that are Controlled by Grantee or its Affiliates.

1.18	“Grantee Technology” shall mean the Grantee Intellectual Property and Grantee Patents. For the avoidance of doubt, the Grantee Technology does not include any Intellectual Property or Patents assigned by Grantee to The ALS Association as provided under Article 5.

1.19	“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d) as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (Pub. L. No. 111-5), and their implementing regulations as amended from time to time.

1.20	“IACUC” shall mean an institutional animal care and use committee.

1.21	“IND” shall have the meaning set forth in Section 2.4.

1.22	“Intellectual Property” shall mean all tangible and intangible techniques, technology, practices, trade secrets, ideas, inventions or discoveries (whether or not patentable), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software, algorithms, compositions of matter, assays, animal models, physical, biological or chemical material, compounds and any and all improvements thereon developed during the conduct of the Research by the Grantee.

1.23	“IP Filing Period” shall have the meaning provided in Section 4.4.

1.24	“IRB” shall mean an institutional review board.

1.25	“Net Income” shall mean gross income less expenses and administrative costs, and less any mandatory distributions to state authorities and inventors if required by statute or regulation unless indirect costs are not permissible.

1.26	“Patents” shall mean (a) United States and foreign patents, re-examinations, reissues, renewals, extensions and term restorations, and foreign counterparts thereof, and (b) pending applications for United States and foreign patents, including, without limitation, provisional applications, continuations, continuations- in-part, divisional and substitute applications, including, without limitation, inventors’ certificates, and foreign counterparts thereof.

1.27	“Principal ALS Association Contact” shall mean The ALS Association’s Chief Scientist or such other officer designated by The ALS Association.

1.28	“Principal Investigator” shall mean the individual designated by the applicant and/or grantee to have the appropriate level of authority and responsibility to direct the project or program to be supported by The ALS Association award. The principal investigator is a member of the grantee’s team responsible for ensuring compliance with the financial and administrative aspects of the award. The Principal Investigator is indicated as such in the Preamble who shall serve as the liaison to The ALS Association for issues relating to the development and implementation of the Research Scope of Work under this Agreement, lead the implementation of the Research Scope of Work, and have such other responsibilities as set forth in this Agreement, including but not limited to as set forth in Section 2.2.

1.29	“Progress Meeting” shall have the meaning set forth in Section 2.6(b), if applicable.

1.30	“Protected Health Information” or “PHI” shall have the meaning under HIPAA.

1.31	“Receiving Party” shall have the meaning set forth in Section 4.1.

1.32	“Research” shall have the meaning set forth in the Research Scope of Work.

1.33	“Research Records” shall have the meaning set forth in Section 2.5.

1.34	“Research Report” shall have the meaning provided in Section 2.6(a).

1.35	“Research Report Due Date” shall have the meaning provided in Section 2.6.

1.36	“Research Scope of Work” shall mean the document attached hereto as Exhibit A, which is incorporated herein by this reference, and as may be modified from time to time by mutual written agreement of The ALS Association and Grantee.

1.37	“Results” shall have the meaning provided in Section 4.4.

1.38	“Subject” shall, if Grantee is not a Covered Entity or Business Associate as defined under HIPAA, have the meaning of “Human Subject” as defined under the Common Rule, or, if Grantee is a Covered Entity or Business Associate as defined under HIPAA, mean a living human individual about whom an investigator who, while conducting Research pursuant to this Agreement, obtains information through intervention or interaction with the individual or a living individual whose PHI is being reviewed or analyzed as part of such Research.

1.39	“Site” means a physician practice, hospital, academic medical center, or other institution or entity that has entered into an agreement to conduct Research under the Research Scope of Work.

1.40	“Term” shall have the meaning provided in Section 8.1(c).

1.41	“Third Party” shall mean any entity other than The ALS Association or Grantee or an Affiliate of The ALS Association or Grantee.

1.42	“Unexpended Funds” shall mean any portion of the Grant including any income earned thereon that has not been spent that is not needed to pay for reasonable, allowable non-cancelable costs properly and actually incurred by Grantee in support of the research project as of the expiration or termination of this Agreement.

2.	IMPLEMENTATION OF THE RESEARCH SCOPE OF WORK.

2.1	Objective. Grantee shall implement the Research Scope of Work outlined in Exhibit A and as described in the original application or revised submission which is attached here as Exhibit A and incorporated herein by reference. If Grantee is a 501(c)(3) entity, the Research Scope of Work shall be carried on “in the public interest” within the meaning of Section 1.501(c)(3)-1(d)(5)(iii) of the Code.

2.2	Principal Investigator.

(a)	Grantee acknowledges and agrees that it has primary responsibility for designing and implementing the Research Scope of Work and all other obligations of Grantee as set forth in this Agreement. Grantee shall cause the Principal Investigator to take any and all actions necessary to enable Grantee to comply with Grantee’s obligations under this Agreement. The Principal Investigator shall also serve as the liaison for Grantee to The ALS Association regarding implementation of the Research Scope of Work, including by preparing Research Reports consistent with Section 2.6 and keeping The ALS Association apprised of the progress and results of the Research and other activities to be conducted under the Research Scope of Work consistent with the terms of this Agreement.

(b)	Grantee acknowledges and agrees that the Principal Investigator is considered essential to implementation of the Research Scope of Work and the Research thereunder, that no substitution may be made without the prior written approval of The ALS Association, and that any such substitution without the express written consent of The ALS Association shall constitute grounds for termination under Section 8.3 of this Agreement.

(c)	If for any reason the Principal Investigator becomes unavailable to implement the Research Scope of Work and/or to conduct the Research under the Research Scope of Work, respectively, in accordance with this Agreement, Grantee shall notify The ALS Association in writing of such fact within fourteen (14) days of the Principal Investigator becoming unavailable. In addition, Grantee may propose a successor whose appointment as the Principal Investigator shall be subject to the approval of The ALS Association in its sole discretion. The ALS Association shall have forty-five (45) calendar days after the Principal Investigator becomes unavailable to determine, in its sole discretion, whether to accept any successor proposed by Grantee, or whether to terminate this Agreement, such as where The ALS Association determines that it would be more appropriate for the Unexpended Funds to be re-directed to a new Third Party institution where the Principal Investigator is conducting Research. During the forty-five (45) calendar day review period by The ALS Association, Grantee shall not be required to perform obligations of the Research Scope of Work. Where the Principal Investigator has become unavailable to implement the Research Scope of Work, then during such forty-five (45) day period the Grantee and/or Principal Investigator may also submit a request for transfer of the Unexpended Funds to a Third Party institution in accordance with applicable ALS Association policies and procedures regarding requests for transfers, which The ALS Association shall consider in making its determination under this Section and which transfer of Unexpended Funds shall be subject to a new agreement between such Third Party institution and The ALS Association. If, by the end of the forty-five (45) calendar day period, The ALS Association determines not to accept any proposed successor Principal Investigator under this Agreement, The ALS Association may take immediate action to terminate the Grant.

2.3	Implementation of Research Scope of Work.

(a)	The Research Scope of Work describes the specific Research studies that Grantee shall conduct using the Grant, including the protocol(s) and anticipated schedule for completion setting forth a roadmap of the activities and Research to be conducted by Grantee using the Grant and the objectives of Grantee in conducting such activities, together with an anticipated schedule for completion. Grantee agrees to use best efforts to implement the Research Scope of Work on the schedule specified therein and in accordance with this Agreement.

(b)	Grantee shall cause the Principal Investigator to implement the Research Scope of Work pursuant to the schedule set forth therein.

(c)	The parties will jointly review the goals, activities and schedule in the Research Scope of Work and may, by mutual written agreement, amend the Research Scope of Work from time to time during the Term. Grantee shall develop a protocol for each Research study described in the Research Scope of Work for submission to and approval by each overseeing IRB and/or IACUC, as applicable, and shall implement such protocols in accordance with the review and directives of each overseeing IRB and/or IACUC, as applicable.

2.4	Performance Standards; Compliance. Grantee shall perform its obligations under this Agreement in a professional and commercially reasonable manner and in compliance with Applicable Law, conduct the Research hereunder in an ethical manner that maintains scientific integrity, and use best efforts to complete such Research according to the timeline specified in the Research Scope of Work. Grantee acknowledges that The ALS Association has no responsibility, in whole or in part, directly or indirectly, for any of the matters described in this Section 2.4. Grantee makes no representations or warranties, expressed or implied, regarding its performance under this agreement, including but not limited to, the marketability, use or fitness for any particular purpose of the research results developed under this work, or that such results do not infringe upon any third-party property rights. Without limiting the generality of the foregoing, the following shall apply:

(a)	If Grantee is conducting animal research, Grantee shall comply with applicable federal, state, and local laws, regulations, guidance, standards, policies and requirements relating to the conduct of Research using animals and the conduct of pre-clinical Research, such as but not limited to the Animal Welfare Act of 1966 and its implementing regulations and related guidance, the PHS Policy on Humane Care and Use of Laboratory Animals and all other applicable requirements issued by the U.S. National Institutes of Health. Grantee shall conduct the Research described in the Research Scope of Work under the oversight of and consistent with any requirements or directives imposed by the overseeing IACUC(s), consistent with all applicable protocols as approved by such IACUC(s), and provide documentation of IACUC approval of the Research under the Research Scope of Work by sending The ALS Association a copy of the IACUC approval notification prior to the execution of the Agreement or within sixty (60) calendar days following the initial start date of the award. The ALS Association grant funds may not be expended on animal subject research without a certification of IACUC approval.

(b)	If Grantee is conducting clinical research, Grantee shall comply with applicable federal, state, and local laws, regulations, guidance, standards, policies and requirements relating to the conduct of Clinical Research, such as but not limited to HIPAA, the Common Rule, Regulation E.U. 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, the U.S. Food, Drug and Cosmetic Act and its implementing regulations and guidance, standards, policies, and requirements issued by the FDA, and applicable industry standards and guidelines. Grantee shall conduct the Research described in the Research Scope of Work under the oversight of and consistent with any requirements or directives imposed by the overseeing IRB(s), consistent with all applicable protocols as approved by such IRB(s), and obtain all informed consents, authorizations, and other permissions required under Applicable Law and as approved by the overseeing IRB(s). Grantee shall ensure that all informed consents, authorizations, and other permissions obtained from Subjects will allow all uses and disclosures of their PHI and other individually identifiable information as required under this Agreement and the Research Scope of Work, including as set forth in Section 5.5. Grantee shall provide documentation of IRB approval of the Research under the Research Scope of Work and of any investigational new drug (“IND”) application required to conduct Research under the Research Scope of Work prior to the execution of the Agreement or within sixty (60) calendar days following the initial start date of the award. The ALS Association grant funds may not be expended on human subject research without a certification of IRB approval.

(c)	Grantee shall maintain and operate laboratories, offices and all other facilities reasonably necessary to carry out the activities to be performed by it pursuant to the Research Scope of Work consistent with and under the licenses, permits, certifications, accreditations, and authorities required under Applicable Law.

(d)	If Grantee is a foreign entity, ANTI-TERRORISM AND ECONOMIC SANCTIONS: Grants provided by The ALS Association are subject to U.S. law, including U.S. trade sanctions regulations administered by the U.S. Treasury Department's Office of Foreign Assets Control (“OFAC”). The transfer, diversion, or any other transaction involving grant funds provided by The ALS Association, except as permitted under U.S. law, is strictly prohibited. Funds provided by The ALS Association may not be re-granted or otherwise transferred contrary to U.S. law. Grantee warrants that, except as authorized by U.S. law, neither it nor any of its officers, directors, employees, or agents shall, directly or indirectly, engage in any transaction or dealing with any party named on any list maintained by OFAC or any other U.S. government agency that identifies parties subject to U.S. trade sanctions and prohibitions, including without limitation the Specially Designated Nationals List, Denied Persons List, Entities List, Debarred Parties List, Unverified List, and General Order List. Grantee shall fully cooperate with The ALS Association in implementing, monitoring, and maintaining any policies, procedures, and controls that The ALS Association reasonably determines are needed to ensure that Grantee and its affiliated companies (if any) are in compliance with all laws that apply to them, including without limitation the economic sanctions administered and enforced by OFAC and other U.S. agencies.

2.5	Records; Inspection. In conformity with standard practices, Grantee shall prepare and maintain, or shall cause to be prepared and maintained, complete and accurate written records, financial accounts, notes, reports and data with respect to activities conducted pursuant to the Research Scope of Work and its expenditure of the Grant (the “Research Records”). Upon reasonable advance notice, during Grantee business hours Grantee agrees to make available the Research Records, from which Grantee shall remove or redact any and all PHI and other personal information regarding a Subject, for inspection and copying by The ALS Association, and shall make its employees, subcontractors, consultants, and agents who are associated with the Research Scope of Work reasonably available at a mutually agreed time and place to answer questions relating to the Research Scope of Work and expenditure of the Grant, including as set forth in Section 3.4. The ALS Association shall maintain the Research Records and any other information disclosed hereunder in confidence in accordance with Article 4, and shall use such information solely for purposes of this Agreement.

2.6	Communication; Research Reports.

(a)	Grantee shall cause the Principal Investigator to prepare and deliver to The ALS Association a written summary report (the “Research Report”) that shall comply with the Research Progress Report Requirements set forth in Exhibit B, including by describing: (i) the accomplishments by each specific aim for each reporting period, including all results, experimental challenges preventing progress and how the Principal Investigator has tried to solve them and (ii) what the Principal Investigator plans to do during the next reporting period to accomplish the goals and objective and (iii) the grant expenditure information as required under Section 3.4. Grantee agrees that the Research Progress Reports may not include PHI or other personal information regarding a Subject. If Grantee fails to provide any Research Report by the applicable Research Report Due Date, The ALS Association may issue to Grantee a written warning that it may consider either early termination of the Agreement or withhold future support, until compliance is achieved if such Research Report is not received by The ALS Association within thirty (30) calendar days after the applicable Research Report Due Date. If Grantee fails to provide a Research Report within sixty (60) calendar days after the applicable Research Report Due Date, The ALS Association may, in its absolute and sole discretion, terminate the Agreement immediately.

(b)	As required in the Research Scope of Work (Exhibit A) and Reporting Requirements (Exhibit B), as soon as reasonably practicable after delivery of each Research Progress Report and subject to the restrictions set forth in Section 4.1, the Grantee shall cause the Principal Investigator to participate in a meeting with the Principal ALS Association Contact, either in person or by telephone or video conference, to discuss the progress of the Research and other activities described in the Research Progress Report, strategies for achieving the objectives of the Research Scope of Work in an expeditious manner, and to assess the significance of the Results generated thus far (each a “Progress Meeting”). Progress Meetings may be attended by other advisors and Research project scientists as the parties may determine. In addition to making the Principal Investigator available for Progress Meetings, Grantee shall notify The ALS Association in writing as soon as reasonably possible if:

(i)	Grantee or the Principal Investigator determines that a material delay in the anticipated timeline specified in the Research Scope of Work or in the achievement of any Research Scope of Work milestone is reasonably likely to occur,

(ii)	Grantee or the Principal Investigator seeks to change any Research Scope of Work budget previously submitted to The ALS Association, or

(iii)	there was a failure to conduct any of the Research under the Research Scope of Work in a good scientific manner as measured by prevailing industry standards, upon which notice the parties shall promptly confer in good faith regarding the potential impact of such delay or failure, including any necessary remedial measures.

(c)	The parties acknowledge that the milestones specified in the Research Scope of Work represent the parties’ mutual good faith predictions as of the Effective Date regarding Results that would be of sufficient scientific significance to justify the continued implementation of the Research Scope of Work. However, the parties also acknowledge and agree that such predictions may be inaccurate, and The ALS Association may, based upon its review of one or more Research Progress Reports and its discussions with Grantee and the Principal Investigator, determine in good faith that there does not continue to be scientific justification for continuing implementation of the Research Scope of Work because the Research required thereunder lacks scientific merit or relevance to ALS or the results are inconclusive so as to warrant discontinuation of the Research Scope of Work, in which event The ALS Association shall have the right to terminate this Agreement in accordance with Section 8.5.

2.7	Subcontractors and Personnel. Grantee may perform some of its obligations under the Research Scope of Work through one or more Third Party subcontractors provided that (a) none of the rights of either party hereunder are diminished or otherwise adversely affected as a result of such subcontracting (except in the case of academic and other not-for-profit institutions receiving federal funding where receipt of such funding requires an amendment to the terms of this Agreement), and (b) Grantee will at all times be responsible for the performance and payment of such subcontractor in accordance with this Agreement. Grantee shall notify the Principal ALS Association Contact of any material changes to personnel involved in implementing the Research Scope of Work as described therein, including the use of subcontractors not previously described in the Research Scope of Work.

2.8	The ALS Association Not Sponsor. If Grantee is conducting FDA-regulated research under the Research Scope of Work, the parties acknowledge and agree that The ALS Association does not constitute a Sponsor (as defined below) of the Research under the Research Scope of Work, and that the ALS Association’s right to receive information relating to the Research conducted under the Research Scope of Work and the expenditure of the Grant as specified under this Agreement is solely for the purposes of determining whether Grantee is abiding by the terms of this Agreement, to ensure that the activities under this Agreement are consistent with The ALS Association’s tax-exempt purposes, and to support the ALS Association’s mission; such right is not for the purpose of exercising any control over the Research. For Research hereunder that is regulated by the FDA, the term “Sponsor” has the meaning set forth in the FDA regulations.

2.9	Notification of Action by Governmental Authority. Grantee acknowledges that it is possible that a Governmental Authority, acting within the scope of its authority, may at some time take regulatory action against Grantee or any other individual or entity involved in implementing the Research Scope of Work because of actual or alleged deficiencies in the Research or other activities conducted under the Research Scope of Work or because of other alleged defects in such Research. Grantee agrees to notify The ALS Association immediately by telephone or email of any such Governmental Authority action taken or anticipated to be taken for any reason that may affect this Agreement, including implementation of the Research Scope of Work, and to provide The ALS Association with a copy of any written correspondence received from a Governmental Authority pertaining thereto. The ALS Association may terminate this Agreement promptly upon receipt of such notice.

3.	PAYMENTS.

3.1	Award of Grant by The ALS Association.

(a)	The ALS Association shall make grant payments to Grantee and Grantee shall use the full amount (the “Grant”) exclusively for the conduct of Research and any other activities expressly described in the Research Scope of Work. Grantee agrees that in the event any part of the Grant is not used for the conduct of Research and any other activities expressly described in the Research Scope of Work, Grantee will promptly repay that part of the Grant to The ALS Association.

(b)	All payments of the Grant shall be payable in U.S. dollars.

(c)	The parties agree that the maximum aggregate amount of the Grant payable by The ALS Association under this Agreement is the amount set forth in the Grant Information Summary section. Grantee acknowledges and agrees that the Grant is non-renewable and that any payments to Grantee in addition to the Grant for the conduct of the Research Scope of Work shall be at the sole discretion of The ALS Association on the basis of a new and separate submission by Grantee that must include a grant application in accordance with applicable The ALS Association policies and procedures and such other additional information that The ALS Association may require from Grantee, including information to supplement any Research Reports previously submitted to The ALS Association under this Agreement. For the avoidance of doubt, the parties acknowledge and agree that The ALS Association will not be required to pay any amounts in addition to the Grant unless it has separately agreed in writing to provide additional funds. Grantee’s receipt of the Grant is subject to Section 8.10.

3.2	Conditions of Grant Payment. Grantee acknowledges and agrees that The ALS Association’s payment of each installation of the Grant in accordance with Exhibit C is subject to Grantee meeting any applicable milestones and conditions set forth therein and in this Agreement, including but not limited to timely submission of Research Progress Reports in accordance with Section 2.6(a) and grant expenditure information in accordance with the schedule outlined in Exhibit C. If the Research Scope of Work involves Clinical Research, without limiting the generality of the foregoing, The ALS Association shall not be obligated to pay any installment of the Grant if Grantee is unable to demonstrate to The ALS Association that each Site that will conduct clinical research under the Research Scope of Work whose activities will be funded in whole or in part by such Grant payment installment has received all necessary IRB approvals and is ready to enroll Subjects.

3.3	Taxes. Except as set forth in this Section, Grantee will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by The ALS Association, The ALS Association will (a) deduct such taxes from the payment made to Grantee under Section 3.1, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to Grantee and certify its receipt by the taxing authority within thirty (30) calendar days following such payment.

3.4	Payment Integrity. In each Research Progress Report required to be submitted pursuant to Section 2.6, Grantee shall include the information outlined within Exhibit B If indirect costs are permitted under this award program, grantees may not spend more than 10 percent (10%) of the Grant on indirect costs or overhead allocations. Indirect costs are not permitted under The ALS Association Post- Doctoral Fellowship Awards.

3.5	Financial Records. Grantee shall maintain, and shall ensure that the Principal Investigator maintains, detailed records of the use of the Grant funds and shall make such financial records available to The ALS Association for its audit, inspection and copying at mutually agreeable times during Grantee’s normal business hours. The ALS Association shall protect the confidentiality of all documentation in accordance with this Agreement. Grantee shall take the necessary reasonable steps, and shall ensure that the Principal Investigator and all other officers, directors, employees, consultants, agents, and subcontractors of Grantee take the necessary reasonable steps, to cooperate with any audit or inspection by The ALS Association under this Section.

4.	CONFIDENTIALITY.

4.1	Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term and for a period of ten (10) years thereafter, each party (the “Receiving Party”) will maintain in strict confidence all Confidential Information disclosed by the other party (the “Disclosing Party”). The Receiving Party may use and disclose the Confidential Information of the Disclosing Party only to its employees, agents, consultants, subcontractors and other participants on a need-to-know basis in furtherance of the Research Scope of Work and as otherwise permitted by this Agreement. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or Confidential Information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Disclosing Party’s Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

4.2	Exceptions. The obligations of confidentiality contained in Section 4.1 will not apply to the extent that it can be established by the Receiving Party that such Confidential Information: (a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; (d) is independently discovered or developed by the Receiving Party without the use of Confidential Information of the Disclosing Party as evidenced by contemporaneously dated written records; or (e) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

4.3	Authorized Disclosure. Notwithstanding any other provision of this Agreement, disclosure of Confidential Information shall not be precluded if such disclosure is in response to a valid order of a court or other governmental body of competent jurisdiction of the United States or any political subdivision thereof or is otherwise required by Applicable Law; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or required under Applicable Law or to seek other confidential treatment of such information.

4.4	Publication.

(a)	The parties acknowledge and agree that the ALS research community and medical professionals treating ALS patients will benefit from the dissemination of the results of the Research conducted under the Research Scope of Work (“Results”) as soon as practicable.

(b)	Grantee shall exercise diligence to publish the Results without charge to the reader, as soon as practicable. Grantee shall acknowledge The ALS Association in any and all publications and public presentations relating to the Research conducted under the Research Scope of Work. The acknowledgement shall be stated in the following or similar language:

“The research reported in this [publication/press release/presentation] was supported by The ALS Association.”

(c)	The parties agree that The ALS Association may publish or otherwise disclose the Results in any Research Progress Report as it determines necessary or appropriate; provided, however, that Grantee shall have a period of ninety (90) calendar days following the submission of each Research Progress Report to The ALS Association (the “IP Filing Period”) to file patent applications covering Grantee Intellectual Property disclosed in such Research Progress Report, during which IP Filing Period The ALS Association shall maintain as confidential the Results and the Research Progress Report.

(d)	The ALS Association may publish or otherwise disclose the Results after the IP Filing Period if (i) The ALS Association provides Grantee with a written copy of any proposed written or oral disclosure or publication at least thirty (30) calendar days prior to public release, and (ii) The ALS Association deletes any reference to confidential or proprietary information of Grantee, or its Affiliates or Third Party subcontractors if requested by Grantee. Grantee will make a good faith effort to identify for The ALS Association any Results in each Research Progress Report that are suitable for immediate public disclosure.

4.5	Use of Name/Press Release: Neither party shall use directly or by implication the names or trademarks of the other party or any of the other party’s affiliated entities in any advertising, publicity, endorsement, or promotion unless provided herein the other party has provided prior written consent for the particular use contemplated. The terms of this section survive the termination, expiration, non-renewal, or recession of this Agreement.

4.6	Applicability of HIPAA and Other Applicable Law. The provisions of this Article 4, including but not limited to the exceptions described in Section 4.2, do not change, affect, or otherwise diminish any of the obligations of the parties to comply with the protections under Applicable Law for PHI or other personal information regarding a Subject.

5.	OWNERSHIP AND USE OF RESULTS AND INTELLECTUAL PROPERTY.

5.1	Patents. It is recognized and understood that certain existing inventions and technologies, and those arising outside of the research conducted under this Agreement, are the separate property of The ALS Association or Grantee and are not affected by this Agreement, and neither The ALS Association nor Grantee shall have any claims to or rights in such separate inventions and technologies. Grantee shall have the first right, but not the obligation, to prepare, file, prosecute and maintain all registerable rights in Intellectual Property arising from the implementation of the Research Scope of Work at its sole expense, except with respect to any Intellectual Property, the rights to which Grantee assigns to The ALS Association as provided under this Article 5. Grantee shall:

(a)	notify The ALS Association if it does not intend to pursue Patent protection for any invention, discovery or idea arising from the implementation of the Research Scope of Work and hereby assigns all rights in any such invention, discovery or idea (whether patentable or not) to The ALS Association and shall sign any and all documents that may be necessary to vest title in such Intellectual Property in The ALS Association;

(b)	notify The ALS Association of: (i) any intent of Grantee to abandon any Patent application on an invention, discovery or idea discovered or developed by Grantee under this Agreement, or (ii) any intent of Grantee to allow a Patent on an invention, discovery or idea discovered or developed by Grantee under this Agreement to expire, prior to abandonment or expiration of any such Patent, and offer to assign all rights therein to The ALS Association in sufficient time to allow The ALS Association to pursue or maintain the Patent; and

(c)	notify The ALS Association of the issuance of any Patents on inventions, discoveries or ideas discovered or developed by Grantee under the Research Scope of Work, even after the Agreement has terminated.

5.2	Ownership. Grantee shall solely own all rights, title and interest to the Grantee Technology, subject to the rights of publication of The ALS Association pursuant to Section 4.4 of this Agreement and any rights assigned to The ALS Association under this Article 5.

5.3	Royalty. Any Net Income derived from Grantee’s licensing, sale, transfer or direct utilization of any Intellectual Property covered by Grantee Technology shall be distributed in accordance with this paragraph. Such Net Income shall be distributed on an annual basis to The ALS Association in proportion to its contributions to the direct activity leading to the development of the Grantee Technology, which shall be determined by the parties. If, however, the parties disagree as to the allocation of Net Income, the parties shall follow the dispute resolution process in Section 9.2.

5.4	Disposition of the Grantee Technology. Grantee acknowledges and agrees that, notwithstanding any license, sale, lease or other disposition of any Grantee Technology to any Third Party, such Third Party’s rights in such Grantee Technology shall remain subject to The ALS Association’s rights to any Grantee Technology described under this Agreement. Grantee agrees that, in connection with any such license, sale, lease or other disposition, Grantee shall obtain the Third Party transferee’s written acknowledgment and agreement of The ALS Association’s rights under this Agreement.

5.5	Data Sharing. If the funded Research is expected to generate data, the parties acknowledge and agree that the ALS research community and medical professionals treating ALS patients will benefit from Grantee making publicly available the data to be collected as part of implementing the Research Scope of Work. Grantee shall make such data publicly available, on the following conditions: (a) data will be provided without charge to end users; (b) data will be used solely for research purposes and consistent with Applicable Law and ethical obligations, including but not limited to by obtaining all consents, authorizations, and other permissions required under Applicable Law and by the overseeing IRB(s) to make such data available for such future use. Any additional direction that The ALS Association may provide to Grantee under this Section must be provided with reasonably sufficient notice to enable Grantee to obtain such necessary consents, authorizations, and other permissions.

5.6	Biospecimen Sharing. If the research is expected to generate Biospecimens, the parties acknowledge and agree that the ALS research community and medical professionals treating ALS patients would benefit from the availability to the public of the Biospecimens. Grantee may make the Biospecimens publicly available, on the following conditions: (a) Biospecimens will be provided without charge to end users; (b) Biospecimens will be used solely for research purposes; (c) third parties may be required to pay minimal charges for preparation and transportation of Biospecimens; and (d) consistent with Applicable Law and with applicable ethical obligations, including but not limited to by obtaining all consents, authorizations, and other permissions required under Applicable Law and by the overseeing IRB(s) to make the Biospecimens available for such future use. Any additional direction that The ALS Association may provide to Grantee under this Section must be provided ninety (90) days prior to The ALS Association’s expectation for Grantee to act to enable Grantee to obtain such necessary consents, authorizations, and other permissions.

6.	REPRESENTATIONS AND WARRANTIES.

6.1	Grantee Representations and Warranties. Grantee hereby represents and warrants that:

(a)	the Principal Investigator is either employed or engaged by Grantee to take such actions as necessary to enable Grantee to satisfy Grantee’s obligations under this Agreement;

(b)	its obligations under the Agreement, including the Research and other activities described in Exhibit A, will be performed by qualified personnel in a professional, timely, and efficient manner;

(c)	neither it nor any of the individuals or entities who will perform the obligations of Grantee under this Agreement, including the Principal Investigator are currently debarred by the FDA pursuant to 21 U.S.C. §335a, and Grantee has no knowledge of any circumstances that may affect the accuracy of the foregoing representation and warranty, including but not limited to FDA investigations of or debarment proceedings against Grantee or any person or entity performing the Research under this Agreement;

(d)	it will perform the Research under Exhibit A in compliance with Applicable Law and the terms of this Agreement; and

(e)	it is authorized to enter into this Agreement and to perform its obligations hereunder, and that Grantee, including its Principal Investigator, will not enter into any relationship with any Third Party during the term of this Agreement that would interfere with fulfilling its obligations under this Agreement without the prior written permission of The ALS Association.

6.2	Association Representations and Warranties. The ALS Association hereby represents and warrants that it is authorized to enter into this Agreement and to perform its obligations hereunder, and that the performance of The ALS Association’s obligations hereunder does not conflict with any other obligations of The ALS Association and will not breach any agreement or obligation with any Third Party.

7.	INSURANCE AND INDEMNIFICATION.

7.1	Indemnification by Grantee. Grantee shall indemnify, defend and hold harmless The ALS Association, its Affiliates, and their respective officers, directors, employees, consultants and agents (the “Association Indemnitees”) from and against any and all third party damages, claims, demands, causes of action, suits, judgments, losses, liabilities, costs and expenses whatsoever. The ALS Association Indemnitees may incur, including, but not limited to, reasonable attorneys’ fees, by reason of or in connection with: (i) Grantee’s or its representatives’, agents’, employees’ or licensees’ negligence or willful misconduct in performing Grantee’s obligations under this Agreement, or material breach of any term of the Agreement; (ii) injury to a Subject; (iii) the negligent design of the Research under Exhibit A; or (iv) a claim that Grantee’s conduct of the Research or any other activity under the Research Scope of Work infringes the intellectual property rights of any Third Party.

7.2	Indemnification by The ALS Association. The ALS Association shall indemnify, defend and hold harmless Grantee, its Affiliates, and their respective officers, directors, employees, consultants and agents (the “Grantee Indemnitees”) from and against any and all damages, claims, demands, causes of action, suits, judgments, losses, liabilities, costs and expenses whatsoever the Grantee Indemnitees may incur, including, but not limited to, reasonable attorneys’ fees, by reason of or in connection with The ALS Association’s or its representatives’, agents’, employees’ or licensees’: (i) negligence or willful misconduct in performing The ALS Association’s obligations under this Agreement, or (ii) material breach of any term of the Agreement; provided, however, that The ALS Association’s liability to Grantee hereunder will not exceed the amount of the Grant that The ALS Association has paid to Grantee as of the date The ALS Association receives notice under Section 7.3.

7.3	Notice of Claim. The Grantee agrees to notify The ALS Association within thirty (30) calendar days of receipt of any claims made for which The ALS Association might be liable under this Article 7. The ALS Association, at its discretion, may elect to defend, negotiate, and settle such claims, provided, however, that the Grantee will be entitled to participate in the defense of such matter and to employ counsel at its own expense to assist therein. The party seeking indemnification must consent to any settlement of the claim, which consent will not be unreasonably withheld. The Grantee will provide the indemnifying party with such information and assistance as it may reasonably request at The ALS Association’s expense.

7.4	Insurance. Grantee shall, at its own expense, maintain general and professional liability insurance (including errors and omissions coverage) in an amount consistent with industry standards as shall be necessary to insure itself, its Affiliates and their respective officers, directors, employees, consultants and agents against any claim or claims for damages occasioned directly or indirectly in connection with this Agreement. Grantee shall provide a certificate of insurance, if applicable, evidencing such coverage to The ALS Association upon request.

8.	TERM; TERMINATION.

8.1	Term.

(a)	This Agreement shall commence on the Effective Date and continue for the Initial Term identified on the Research Grant Summary page unless earlier terminated in accordance with this Section (the “Initial Term”).

(b)	Before termination of the initial term of the Agreement, Grantee may submit, and The ALS Association may approve in its sole discretion, a request for an extension of the term of the Agreement beyond the Initial Term as set forth in this Section (each an “Extension Term”); provided, however, that any Extension Term shall not obligate The ALS Association to pay any funds for implementation of the Research Scope of Work that are in addition to the Grant. Any request for an Extension Term shall include a rationale for requesting a no-cost extension, description of the project activities that require support during the extension, and the estimated unobligated balance that includes the content described in Section 8.10(b). The ALS Association will not approve any request for an Extension Term when The ALS Association, in its sole discretion, determines that the reason for the requested Extension Term is inconsistent with the efficient implementation of the Research Scope of Work. In addition, the Grantee may not retain, nor permit the Principal Investigator to retain, unexpended Grant funds for any purpose other than those set forth in Exhibit A.

(c)	The Initial Term and any Extension Terms are referred to collectively as the “Term.”

8.2	Termination for Cause. Each party shall have the right to terminate this Agreement upon sixty (60) calendar days’ prior written notice to the other upon the occurrence of any of the following:

(a)	Immediately upon filing of a bankruptcy petition or the commencement of any proceeding by either party for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extension; or

(b)	Upon sixty (60) calendar days’ prior written notice to the other party in the event of a material breach by the other party of any material term or condition hereof, if such breach is not cured to the reasonable satisfaction of the non- breaching party within sixty (60) calendar days after the non-breaching party has given notice thereof to the other party.

8.3	Termination Upon Unauthorized Substitution of Principal Investigator. The ALS Association may terminate this Agreement immediately in the event Grantee makes a substitution of the Principal Investigator without The ALS Association’s prior written agreement as required by Section 2.2(c).

8.4	Termination Upon Unavailability of Principal Investigator. This Agreement shall terminate immediately if The ALS Association elects not to accept any proposed successor Principal Investigator upon the end of the time period specified in Section 2.2(d).

8.5	Termination Based on Assessment of Research. The ALS Association may terminate this Agreement upon ten (10) calendar days’ prior written notice if it determines in good faith that continuation of the Research Scope of Work is not warranted as set forth in Section 2.6(c).

8.6	Termination to Protect Subjects and Animals. Either party may terminate this Agreement immediately if an IRB, IACUC, other safety oversight committee, or Governmental Authority with jurisdiction over any of the activities in the Research Scope of Work determines that termination of any such activities is necessary to adequately protect Subjects or animals, as applicable, as required under Applicable Law; provided, however, that Grantee will follow any IRB, IACUC, or Governmental Authority requirements regarding the orderly termination of any Research being conducted under the Research Scope of Work for the protection of Subject or animal safety.

8.7	Termination for Failure to Submit Research Reports. The ALS Association may terminate this Agreement pursuant to Section 2.6(a).

8.8	Termination Upon Governmental Authority Action. The ALS Association may terminate this Agreement immediately pursuant to Section 2.9.

8.9	Termination at Will. Either party may terminate this Agreement for any reason or for no reason upon ninety (90) calendar days’ written notice to either party.

8.10	Consequences of Expiration or Termination. Expiration or termination of this Agreement will not relieve the parties of any obligation accruing prior to such expiration or termination. In addition, the following shall apply in the event of expiration or termination of this Agreement:

(a)	Upon expiration or termination of this Agreement, Grantee shall immediately cease making any further expenditures of the Grant.

(b)	Within ninety (90) calendar days of expiration or termination of this Agreement, Grantee shall provide to The ALS Association a final Research Progress Report that includes a summary of the progress made toward the achievement of the originally stated aims and a list of significant results as conducted by Grantee and described in Exhibit A since the Effective Date.

(c)	Grantee shall return any Unexpended Funds that remain upon expiration or termination of the Agreement within ninety (90) calendar days of expiration or termination of the Agreement according to the method and place of payment to be specified by the ALS Association.

(d)	In the event The ALS Association determines that any portion of the Grant was used in a manner inconsistent with this Agreement, the parties shall work together in good faith to reach an agreement regarding the amount of the Grant that Grantee must return to The ALS Association, which return payment must occur within sixty (60) calendar days unless as otherwise mutually agreed in writing by the parties.

(e)	For the avoidance of doubt, The ALS Association may elect to transfer any Unexpended Funds to a Third Party institution in the event the Principal Investigator becomes unavailable to implement the Research Scope of Work at Grantee under the terms of this Agreement and The ALS Association terminates this Agreement as permitted by Section 8, subject to The ALS Association and such Third Party institution entering into an agreement upon mutually agreeable terms and conditions.

(f)	In the event The ALS Association elects to transfer any Unexpended Funds to a Third-Party institution, Grantee shall cooperate in good faith to enable the transfer of work product, Research study documents, and other materials relating to the activities conducted under the Research Scope of Work to the Third Party institution.

9.	MISCELLANEOUS.

9.1	Independent Contractors. The relationship between The ALS Association and Grantee is that of independent contractors. No party is an agent, partner or employee of the other party and no party has any right or any other authority to enter into any contract or undertaking in the name of or for the account of the other party or to assume or create any obligation of any kind, express or implied, on behalf of the other party, nor will the act or omissions of either create any liability for the other party. This Agreement shall in no way constitute or give rise to a partnership or joint venture between the parties.

9.2	Dispute Resolution.

(a)	The parties recognize that disputes as to certain matters may arise from time-to-time during the Term. It is the objective of the parties to seek to resolve any issues or disputes arising under this Agreement in an expedient manner and, if at all possible, without resort to litigation, and to that end the parties agree to abide by the following procedures set forth in this Section 9.2 to resolve any such issues or disputes.

(b)	The parties initially shall attempt to settle any such issue or dispute through good faith negotiations in the spirit of mutual cooperation between business executives with authority to resolve the dispute. Prior to taking action as provided in Section 9.2 of this Agreement, the parties shall first submit such dispute to an officer of each party with authority to settle the applicable issue or dispute, for resolution. Such officers of the parties shall meet promptly thereafter and shall negotiate in good faith to resolve such issue. All negotiations pursuant to this Section 9.2(b) shall be confidential, and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(c)	The parties waive the right to a jury trial in any action related to this Agreement or the relationship between the parties and their respective successors and assigns.

9.3	Governing Law. The parties agree to remain silent on governing law and jurisdiction without waiving any of their rights, privileges, immunities or defenses.

9.4	Transfer of the Grant; Assignment. Grantee may not transfer the Grant and/or assign, delegate, or otherwise transfer this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of The ALS Association in its sole and absolute discretion. Grantee, whether seeking to transfer the Grant or assign this Agreement on its own initiative or upon the request of the Principal Investigator, shall make any requests for a transfer of the Grant and/or an assignment of this Agreement in accordance with The ALS Association’s applicable policies and procedures. The ALS Association may assign or transfer any or all of its rights or obligations under this Agreement to a Third Party that is a non-profit organization upon written notice to Grantee, provided that The ALS Association shall remain liable for any Grant payment obligations accruing hereunder to the extent that such Third Party does not comply with such obligations. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

9.5	Notices. All notices and other communications shall be provided via e-mail at the email address provided in the Research Grant Summary section and Exhibits B and C. All notices and other communications provided under this Agreement shall be deemed received as of the date the communication is sent from one party to the other, return/read receipt requested.

9.6	Entire Agreement; Amendment. This Agreement (including the Exhibits hereto, as such Exhibits may be amended from time to time by mutual written agreement of the parties) sets forth all of the agreements and understandings between the parties hereto with respect to the subject matter hereof and thereof, and supersedes and terminates all prior agreements and understandings between the parties with respect to the subject matter hereof and thereof. There are no other agreements or understandings with respect to the subject matter hereof, either oral or written, between the parties. Except as expressly set forth in this Agreement, no subsequent amendment, modification or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties.

9.7	Survivability. Section 2.4, Articles 4, 5, 6, 7, 9, and Section 8.10, and any defined terms in Article 1 referenced therein will survive expiration or termination of this Agreement. Any provision of this Agreement that by its nature and intent remains valid after termination will survive termination.

9.8	Waiver of Breach. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision hereof.

9.9	Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, without limitation, fire, floods, earthquakes, natural disasters, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

9.10	Headings. The captions contained in this Agreement are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

9.11	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. The counterparts of this Agreement may be executed and delivered by electronic signature by either of the parties to the other party and the receiving party may rely on the receipt of such document so executed and delivered as if the original had been received.

EXHIBIT A

Research Scope of Work

By signing the Research Grant Agreement, the Grantee and Principal Investigator certify that the Research Scope of Work outlined below does not duplicate the funding of the same work received from other sources.

Impact Statement: The impact of the experiments will be fourfold. 1) The results will increase the understanding of ALS pathophysiology, and specifically in the context of inflammation; the RNAseq and cytokine multiplexing experiments will be hypothesis- generating by comparing ALS to nonneurological control samples, as well as their response to solTNF inhibition. 2) The results will produce a novel co-culturing assay for neuron survival. 3) The results will identify a potential peripheral marker of target engagement of XPro1595 by combining data from in vitro and in vivo. 4) This study will provide IND-enabling proof-of-concept to develop the advanced and patient-ready XPro1595 for ALS.

Lay Summary: Amyotrophic Lateral Sclerosis (ALS) is a devastating neurodegenerative disease caused by the progressive loss of motor neurons, resulting in muscle weakness and paralysis. In the absence of a medical cure, average life expectancy post-diagnosis is between 2 and 5 years. Many biological processes contribute to motor neuron death in ALS, including inflammation. This process is difficult to treat due the complexity of it; many different cell types, each in different states, release different cytokines, incl. TNF, to affect each other in different ways. XPro1595 is a novel, first in class selective TNF inhibitor designed specifically to address the complicated TNF biology within the central nervous system by blocking the "bad" soluble-TNF (solTNF) and promoting the "good" transmembrane-TNF (tmTNF). Although XPro1595 is new in the context of ALS, it is well- advanced in other diseases. This study will provide INDenabling proof-of-concept data to develop the advanced and patient-ready XPro1595 for ALS.

Specific Aims:

Aim 1. Determine the efficacy of XPro1595 to reverse ALS neuroinflammation in vitro.

Aim 2. Determine the efficacy of XPro1595 to protect against ALS model phenotypes in vivo.

Timeline: See detail timeline within Research Plan

Aim 1 - Quarters 1, 2, 3 and 4

Aim 2 – Quarters Y1 Q3 to Y2 Q2 and Year 2 Q2-Q4

A-1

EXHIBIT B – Research Reports:

Research Progress and Grant Expenditure Report Forms

Complete these forms during the period of award as outlined in Exhibit C. Future grant payments are contingent upon the grantee’s submission of and The ALS Association’s acceptance of the reports. The ALS Association’s issuance of the next award payment, when applicable, serves as confirmation that the Research Progress Report and Grant Expenditure Report, when required and submitted, have been reviewed and approved by The ALS Association.

Research Progress Report Form

The contents of this form, when completed, is subject to the confidentiality rules in The ALS Association Research Grant Agreement (“Agreement”).

Complete all sections below to report on the progress of the research project during this reporting period.

SPECIFIC INSTRUCTIONS:

Due Dates:

●	Interim (6-month) research progress reports are generally due 2 weeks prior to the next scheduled payment date as outlined in Exhibit C, unless otherwise noted.

●	Final reports (closeout) are due 90 days following the termination date of the Agreement.

Use font Arial 11 and do not use capitalization unless it is materially relevant. After all questions are completed, sign and convert the document to a single PDF file. Email the document as an attachment to The ALS Association at researchgrants@alsa-national.org.

GRANT AWARD DATA:

The ALS Association Grant ID #
Total Grant Awarded in US $
Principal Investigator
Post Doctoral Fellowship Supervisor’s Name
Post Doctoral Fellow
Title of Project
Start and Termination Date of Award
Period Covered by this Report
Enter Type of Report (Interim or Final)

ACCOMPLISHMENTS:

INTERIM REPORT ONLY: Summarize the accomplishments by each specific aim for this period, including results, experimental challenges preventing progress and how you have tried to solve them (no more than 1 page).
INTERIM REPORT ONLY: What do you plan to do during the next reporting period to accomplish the goals and objective? (no more than ½ page).
FINAL REPORT ONLY: Include a summary of progress made toward the achievement of the originally stated aims, a list of significant results (positive or negative) and scientific data inclusive of figures, tables, and images to illustrate and support the results of the grant) (no more than 4 pages).

INVENTIONS, PATENT APPLICATIONS, AND/OR LICENSES

Have any inventions or patents on inventions, discoveries or ideas discovered or developed by the Grantee under the Scope of Work resulted from the award during the reporting period or planning to patent in the coming months?	Yes	No
If yes, list the information below.
If yes, did you notify The ALS Association through an email communication to researchgrants@alsa-national.org?	Yes	No

RESEARCH PRODUCTS

List products issued during the reporting period, including papers, preprints, and shared resources, such as code, data, specimens, etc. Indicate if the product is open (defined here as available to the public without charge) and acknowledge The ALS Association’s funding in the text or metadata of the product. If accessibility or acknowledgement is not relevant or possible (e.g. a patent filing), mark ‘no’. If any publications resulted from the research, please send the reprint of publication to researchgrants@alsa-national.org.

Product Citation	Available without charge?		Product acknowledges The ALS Association support?
[fill in field, up to 120 words]	Yes O	No O	Yes O	No O
	Yes O	No O	Yes O	No O
	Yes O	No O	Yes O	No O
	Yes O	No O	Yes O	No O
	Yes O	No O	Yes O	No O
	Yes O	No O	Yes O	No O
	Yes O	No O	Yes O	No O
	Yes O	No O	Yes O	No O
	Yes O	No O	Yes O	No O

ADDITIONAL INFORMATION:

Use this space at your discretion (e.g., reporting any significant unobligated balances, significant changes to scope of work, any significant changes in personnel, etc.)

REMINDER:

POST AWARD ACTIONS: If the grantee needs to request a no-cost extension, change of principal investigator, change of institution, rebudgeting of funds, etc. during the period of an award, send an email to researchgrants@alsa-national.org. The ALS Association will review the request and/or provide any additional information needed to consider your request.

The signatures below certify that the grantee organization is in compliance with the terms of the Agreement and verifies the accuracy and validity of the scientific information in the progress report.

Print Name of Principal Investigator	Signature and Date

Print Name of Authorized Organizational Representative	Signature and Date

Grant Expenditure Report Form

SPECIFIC INSTRUCTIONS

Due Dates:

●	Grant Expenditure Report is generally due on an annual basis 2 weeks prior to the next scheduled payment date, unless otherwise noted (See Exhibit C).

●	Final Grant Expenditure Report is due 90 days following the termination date of the Agreement (Closeout).

The ALS Association will review the required report upon submission. If the annual report is acceptable, The ALS Association will initiate the next scheduled payment.

The contents of this form, when completed, is subject to the confidentiality rules in The ALS Association Research Grant Agreement (Agreement).

Complete all sections within this form and do not alter the format of this form. After all the information is provided, sign and convert the document to a single PDF file. Email the document as an attachment to researchgrants@alsa-national.org.

The amount reported below should only represent the funds awarded by The ALS Association and not include any other sources of funding that may have been received in support of this project.

SPECIAL INSTRUCTIONS FOR CLOSEOUT WITH UNOBLIGATED BALANCES:

Any unexpended funds remaining at the termination of the grant must be returned via check made payable to The ALS Association. Include a note with the check that provides the ALS Association grant number, Grantee name and Principal Investigator Name. The check and information must be mailed to ALSA Finance, The ALS Association, 1275 K Street NW, Suite 250 Washington DC 20005 with a copy to researchgrants@alsa-national.org.

ALS Association Grant ID #
Principal Investigator Name
Grantee Name
Project Title
Enter Type of Report (Annual or Final)
Start Date and Termination Date of Award
Period Covered by Report (From and To)
a. Total Grant Funds Awarded US$
b. Total Grant Funds Received US$
c. Total Grant Funds Expended US$
d. Total Grant Funds Unexpended US$ (line b - c)
e. Total Unliquidated Obligations US$ (this amount must be zero on a final report)
f. Total Unobligated Balance US$ (line d - e)

ANNUAL REPORTS ONLY: Is there an estimated unobligated balance greater than 25% of the total amount received to date?	Yes	No
If yes, explain why this significant balance exists and provide a general description of how it is anticipated that the funds will be spent during the next year.

REMINDERS:

POST AWARD ACTIONS: If the grantee needs to request a no-cost extension, change of principal investigator, change of institution, change in research scope of work, rebudgeting of funds, etc. during the period of an award, send an email to researchgrants@alsa-national.org. The ALS Association will review the request and/or provide any additional information needed to consider your request.

The signatures below provide a certification that the costs charged to the award are for allowable costs incurred in support of the approved Research Scope of Work comply with institutional policy and procedures, the terms of The Agreement and the applicable ALS Association program requirements.

Print Name of Principal Investigator	Signature and Date

Print Name of Authorized Organizational Representative	Signature and Date

Exhibit C – Payment Schedule and Information

1.	Schedule and Reporting Requirements

The ALS Association award period: 2/01/2020 – 1/31/2022

The ALS Association generally makes the initial (first) payment within ten (10) business days following a fully executed Agreement. Subsequent payments are made on a six-month basis within ten (10) business days following The ALS Association’s acceptance of the required research progress report and grant expenditure report as outlined below.

Total Payment Amount: $500,000 (Budget Request = $250,000 per year for two years)

Amount To-Be- Paid by The ALS Association	Payment Schedule During Award Period	Research Progress Report Due Date	Grant Expenditure Report Due Date
$300,000	First Payment – 2/2020	N/A	N/A
$0	N/A	Interim - 7/15/2020	N/A
$100,000	Second Payment – 2/2021	Interim - 1/15/2021	Annual -1/15/2021
$100,000	Third Payment - 8/2021	Interim - 7/15/2021	N/A
$0	No payment – Final Closeout Report	Final - Due w/in 90 days following the termination date	Final - Due w/in 90 days following the termination date

2.	Grantee Payment Information:

Entity Identification Number or Tax ID Number	47-5205835
Grantee/Payee Name and Address	INmune Bio, Inc. 1200 Prospect St., Suite 525 La Jolla, CA 92037
Contact Person for Payments	David Moss Chief Financial Officer dmoss@inmunebio.com (858)964-3720 CJ Barnum, Ph.D. Director of Neuroscience cbarnum@inmunebio.com 315.236.2429

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